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                                                                    Exhibit 10.2

                               AMENDMENT NO. 1 TO
                                  FORTUNET INC.
                                     EXEMPT
                              EMPLOYMENT AGREEMENT

     THIS AMENDMENT NO. 1 TO FORTUNET INC. EXEMPT EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into effective the 9th day of September, 2002, by and between FortuNet Inc. ("Company"), a Nevada Corporation having a principal place of business located at 2620 S. Highland Drive, Las Vegas, NV 89109, and Jack B. Coronel, an individual residing at 908 Cambridge Cross Place, Las Vegas, NV 89134 ("Employee").

                                   WITNESSETH:

     WHEREAS, concurrently herewith Company and Employee are entering into Company's standard form of Exempt Employment Agreement effective the 9th day of September, 2002 (the "Agreement");

     WHEREAS, Company and Employee have agreed that certain of the terms in the Agreement are not appropriate with respect to Employee's employment by Company, and Company and Employee have agreed to amend those terms in the manner set forth in this Amendment;

     NOW, THEREFORE, Company and Employee, in consideration of the premises and mutual covenants contained herein and in the Agreement, agree as follows:

     1. Level of Effort. Section 2 of the Agreement is deleted in its entirety, and replaced with the following:

          "2. Level of Effort: Employee shall devote his best efforts to the performance of Employee's duties for Company, and shall faithfully adhere to Company's business policies and procedures. However, subject to Sections 8, 9 and 10, Company expressly agrees that: (i) Employee may pursue other business opportunities (including without limitation, business opportunities involving the gaming industry) while he is employed by Company: (ii) Employee may pursue such business opportunities separately from the Company, and has no obligation to bring any such business opportunities to the Company; and (iii) Company shall have no right to receive any portion of any fees or income generated in connection with such business opportunities."

     2. Salary. The salary described in Section 3 of the Agreement shall be payable in equal bi-weekly installments.

     3. Non-competition. Section 9 of the Agreement is deleted in its entirety, and replaced with the following:

          9. Non-competition: During the term of this Agreement and (subject to the last sentence of this Section) for two (2) years thereafter, Employee shall not, without the prior written consent of Company, either directly or indirectly: (i) operate or invest in (other than stock in a publicly-held corporation which is traded on a recognized securities exchange or over-the-counter, provided that the ownership of such equity interest does not give Employee the right to control or substantially influence the policy or operational decisions of such corporation), any company, proprietorship, or other entity which develops, manufactures, sells, or distributes bingo or lottery products or performs bingo or lottery services in competition with Company within market areas that are, or were at any time during the most recent two years of Employees employment with Company, with Employee's area of responsibility; or (ii) provide to any company, proprietorship or other entity any services directly relating to the development, manufacture, sale or


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          distribution of bingo or lottery products or the performance of bingo or lottery services in competition with Company within market areas that are, or were at any time during the most recent two years of Employee's employment with Company, within Employee's area of responsibility. The restriction set forth in this Section 9 shall automatically and immediately terminate if both (a) Employee ceases to be an employee of Company for any reason and (b) Company or one or more of Company's shareholders engages in a merger, consolidation, stock sale, asset sale or other transaction which results in Yuri Itkis ceasing to own, directly or indirectly, more than fifty percent (50%) of the issued and outstanding shares of Company or such other company as may acquire a substantial portion of the business of Company. Employee will disclose business interests promptly to the Company.

     4. Rights. Section 12 of the Agreement is deleted in its entirety, and replaced with the following:

          12. Rights: Employee acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know how, idea, concept, or the like (whether or not patentable, registrable under trademark or copyright laws, or otherwise protectable under similar laws) that Employee may conceive of, suggest, make, invent, develop or implement, during the course of service pursuant to this Agreement (whether individually or jointly with any other person or persons), relating in any way to the business of the Company (but expressly excluding any of the foregoing conceived of, made, invented, developed or implemented in connection with a business opportunity Employee is permitted to pursue pursuant to
          Section 2), as shall all physical embodiments and manifestations thereof, and all patent rights, trademarks, copyrights (or applications thereof) and similar protections therein (all of the foregoing referred to as "Work Product"), shall be the sole, exclusive and absolute property of Company. All Work Product shall be deemed to be works for hire, and to the extent that any Work Product may not constitute a work for hire, Employee hereby assigns to Company all right, title and interest in, to and under such Work Product, including without limitation, the right to obtain such patents, trademark registrations, copyright registrations or similar protections as Company may desire to obtain. Employee will immediately disclose all Work Product to Company and agrees, at any time, upon Company's request and without additional compensation, to execute any documents and otherwise to cooperate with Company respecting the perfection of its right, title and interest in, to and under such Work Product, and in any litigation or controversy in connection therewith, all expenses incident thereto to be borne by Company.

     5. Assignment. Section 14 of the Agreement is deleted in its entirety, and replaced with the following:

          14. Assignment: This Agreement and the obligations hereunder may not be assigned or transferred by Employee without the prior written consent of Company, which may be unreasonably withheld. Company may not assign or transfer this Agreement and the obligations hereunder except to any of its parent, subsidiary, or other affiliated or related corporations or business entities, provided that Yuri Itkis directly or indirectly owns more than fifty percent (50%) of the issued and outstanding equity interests in such parent, subsidiary or other corporation or entity.

     6. No Other Changes. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Agreement remain unaltered.

     In witness whereof, Company and Employee have executed this Amendment effective as of the date first set forth above.


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/s/ Jack B. Coronel                   Employee   9/9/02
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/s/ Yuri Itkis                        Yuri Itkis, as President of FortuNet, Inc.
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